Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	Feb-04	Jan-04	Dec-03
Yield	16.19%	13.80%	14.69%
Less: Coupon	1.92%	1.96%	2.00%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.75%	5.66%	6.07%
Excess Spread	7.02%	4.68%	5.12%

Three Month Average Excess Spread	5.61%	4.91%	5.16%

Delinquency:
30 to 59 days	1.22%	1.27%	1.24%
60 to 89 days	0.89%	0.89%	0.87%
90 + days	1.97%	1.95%	1.91%
Total	4.08%	4.11%	4.02%

Payment Rate	17.98%	18.23%	18.71%